Exhibit 99.1

Press Release

www.shire.com

Regulatory Approval

FDA Approves Shire’s Xiidra™ (lifitegrast ophthalmic solution) 5% –
The Only Treatment Indicated for the Signs and Symptoms
of Dry Eye Disease

-	An estimated 16 million people in the U.S. are diagnosed with dry eye disease

-	Xiidra is the first prescription eye drop FDA-approved to treat both the signs and symptoms of dry eye disease

-	U.S. launch of Xiidra planned for third quarter 2016

Lexington, Mass. – July 11, TIME 2016 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces that the U.S. Food and Drug Administration (FDA) has approved Xiidra (lifitegrast ophthalmic solution) 5%, a twice-daily eye drop solution indicated for the treatment of the signs and symptoms of dry eye disease in adult patients. Xiidra is the only prescription eye drop indicated for the treatment of both signs and symptoms of this condition. Shire expects to launch Xiidra in the United States in the third quarter of 2016.

“The approval of Xiidra marks a new day in treatment options for patients with dry eye disease, with the only prescription eye drop approved in the U.S. specifically to treat both the signs and symptoms of the condition,” said Flemming Ornskov, M.D., MPH, CEO, Shire. “As Shire’s first FDA-approved medicine in ophthalmics, this significant milestone advances our goal of becoming the global leader in this category, where there are unmet patient needs. We have a robust ophthalmics pipeline, and we look forward to leveraging Xiidra as our entrée into the space as we continue to develop additional innovative eye care treatment options.”

An estimated 16 million adults in the U.S. are diagnosed with dry eye disease. An often chronic ocular disease, dry eye is associated with inflammation that may eventually lead to damage to the surface of the eye. An eye care professional can diagnose dry eye disease based on signs and symptoms and determine management options, which could include the use of a prescription treatment.

“The clinical program supporting the approval of Xiidra is the largest for an investigational-stage dry eye disease candidate to date, including more than 2,500 patients,” said Edward Holland, M.D., Professor of Clinical Ophthalmology, University of Cincinnati and a clinical trial investigator for Xiidra. “The clinical trial program design took into consideration many of the challenges of past dry eye research. It’s exciting to see Xiidra as the first prescription eye drop FDA-approved for both the signs and symptoms of the condition.”

Xiidra is a prescription eye drop solution used to treat the signs and symptoms of dry eye disease. It is dosed twice per day, approximately 12 hours apart, in each eye. The safety and efficacy of Xiidra was studied in 1,181 patients (of which 1,067 patients received lifitegrast 5%) in four placebo-controlled 12-week trials. Each of the four studies assessed the effect of Xiidra on both the signs and symptoms of dry eye disease at baseline, week two, six and 12.

Assessment of symptoms was based on change from baseline in patient reported eye dryness score (EDS; 0-100 visual analogue scale). Assessment of signs was based on inferior corneal staining score (ICSS; 0-4 scale). In all four studies, a larger reduction in EDS was observed with Xiidra at six and 12 weeks. In two of the four studies, an improvement in EDS was seen with Xiidra at two weeks. At week 12, a larger reduction in ICSS favoring Xiidra was observed in three of the four studies. The most common adverse reactions reported in 5 to 25 percent of patients were instillation site irritation, altered taste sensation (dysgeusia) and reduced visual acuity.

“Dry eye is a common complaint to eye care professionals, with millions of U.S. adults experiencing the symptoms of this often chronic disease,” said Kelly K. Nichols, O.D., MPH, Ph.D., FAAO, Dean of the University of Alabama at Birmingham School of Optometry. “It is critical for eye care professionals to have a dialogue with patients who report symptoms because dry eye can be a progressive ocular surface disease.”

The inflammation associated with dry eye is thought to be primarily mediated by T-cells and associated cytokines. One effect of this process may be increased expression of intracellular adhesion molecule-1 (ICAM-1); ICAM 1 may be overexpressed in corneal and conjunctival tissues in dry eye disease. Lifitegrast is a small-molecule integrin antagonist that binds to the integrin lymphocyte function-associated antigen-1 (LFA-1), a cell surface protein found on leukocytes, and blocks the interaction of LFA-1 with its cognate ligand intercellular adhesion molecule-1 (ICAM-1). LFA-1/ICAM-1 interaction can contribute to the formation of an immunological synapse resulting in T-cell activation and migration to target tissues. In vitro studies demonstrated that lifitegrast may inhibit T-cell adhesion to ICAM-1 in a human T-cell line and may inhibit secretion of inflammatory mediators (cytokines) in human peripheral blood mononuclear cells. The exact mechanism of action of lifitegrast in dry eye disease is not known.

What is Xiidra?

Xiidra is a prescription eye drop used to treat the signs and symptoms of dry eye disease.

Important Safety Information

The most common side effects of Xiidra include eye irritation, discomfort or blurred vision when the drops are applied to the eyes, and an unusual taste sensation (dysgeusia). To help avoid eye injury or contamination of the solution, do not touch the container tip to your eye or any surface. If you wear contact lenses, remove them before using Xiidra and wait for at least 15 minutes before placing them back in your eyes.

It is not known if Xiidra is safe and effective in children under 17 years of age.

For additional information, click here for full Prescribing Information including Patient Information and discuss with your doctor.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit http://www.fda.gov/medwatch or call 1-800-FDA-1088.

About Dry Eye Disease

Dry eye is a multifactorial disease of the tears and ocular surface. It is diagnosed by an eye care professional based on patient reported symptoms, such as eye dryness, overall eye discomfort, stinging, burning, a gritty feeling or fluctuating blurry vision, as well as signs, which can be objectively evaluated by an eye care professional through various tests to determine the presence of dry eye disease. The symptoms of dry eye can interrupt daily activities such as reading, driving, working, using technology, watching TV, and spending time outside in bright light and cold or windy conditions. Aging and gender (female) are recognized as traditional risk factors of dry eye disease while modern risk factors include prolonged digital/computer screen time, contact lens wear and cataract or refractive surgery. Dry eye is an often chronic ocular disease associated with inflammation that may eventually lead to damage to the surface of the eye. Dry eye may be progressive and is a common patient complaint to eye care professionals.

Shire’s Commitment to Ophthalmics

In May 2014, Shire entered into ophthalmics, solidifying its commitment to growing in this emerging therapeutic area. Shire’s multi-faceted approach to discovery, development, and delivery in both rare diseases and specialty conditions includes our efforts to address unmet needs in eye care.

Shire’s ophthalmics business has been driven by a combination of strategic acquisitions and organic growth. Committed to growing its reputation as a leading biotech company, Shire is focused on continuing to expand its ophthalmics portfolio to include treatment options for rare diseases and those for anterior and posterior segment eye conditions. In just three years, acquisitions include Foresight Biotherapeutics, SARcode Bioscience, Premacure AB, and BIKAM Pharmaceuticals, which have helped bolster Shire’s early-, mid- and late-stage ophthalmics pipeline. The Company currently has an ophthalmics pipeline of investigational candidates in infectious conjunctivitis, retinopathy of prematurity, autosomal dominant retinitis pigmentosa, and glaucoma.

Stephen Williams, Deputy Company Secretary (responsible for arranging the release of this announcement).

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Gwen Fisher	gfisher@shire.com	+1 484 595 9836
Clotilde Houze	chouze0@shire.com	+1 781 266 3567

NOTES TO EDITORS

Inside Information

This announcement contains inside information.

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Forward-Looking Statements

Statements included herein that are not historical facts, including without limitation statements concerning future strategy, plans, objectives, expectations and intentions, the anticipated timing of clinical trials and approvals for, and the commercial potential of, inline or pipeline products are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, the following:

•	disruption from the acquisition and integration of Baxalta Incorporated (“Baxalta”) may make it more difficult to conduct business as usual or maintain relationships with patients, physicians, employees or suppliers;

•	the company may not achieve some or all of the anticipated benefits of Baxalta’s spin-off from Baxter International, Inc. (“Baxter”) and the acquisition may have an adverse impact on Baxalta’s existing arrangements with Baxter, including those related to transition, manufacturing and supply services and tax matters;

•	the failure to achieve the strategic objectives with respect to the acquisition of Baxalta may adversely affect the company’s financial condition and results of operations;

•	products and product candidates may not achieve commercial success;

•	product sales from ADDERALL XR and INTUNIV are subject to generic competition;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payers in a timely manner for the company’s products may affect future revenues, financial condition and results of operations, particularly if there is pressure on pricing of products to treat rare diseases;

•	supply chain or manufacturing disruptions may result in declines in revenue for affected products and commercial traction from competitors; regulatory actions associated with product approvals or changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	the successful development of products in various stages of research and development is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•	the actions of certain customers could affect the company’s ability to sell or market products profitably, and fluctuations in buying or distribution patterns by such customers can adversely affect the company’s revenues, financial condition or results of operations;

•	investigations or enforcement action by regulatory authorities or law enforcement agencies relating to the company’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•	adverse outcomes in legal matters, tax audits and other disputes, including the company’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on the company’s revenues, financial condition or results of operations;

•	Shire is undergoing a corporate reorganization and was the subject of an unsuccessful acquisition proposal and the consequent uncertainty could adversely affect the company’s ability to attract and/or retain the highly skilled personnel needed to meet its strategic objectives;

•	failure to achieve the strategic objectives with respect to Shire’s acquisition of NPS Pharmaceuticals Inc. or Dyax Corp. (“Dyax”) may adversely affect the company’s financial condition and results of operations;

•	the company is dependent on information technology and its systems and infrastructure face certain risks, including from service disruptions, the loss of sensitive or confidential information, cyber-attacks and other security breaches or data leakages that could have a material adverse effect on the company’s revenues, financial condition or results of operations;

•	the company may be unable to retain and hire key personnel and/or maintain its relationships with customers, suppliers and other business partners;

•	difficulties in integrating Dyax or Baxalta into Shire may lead to the company not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all; and

•	other risks and uncertainties detailed from time to time in Shire’s, Dyax’s or Baxalta’s filings with the Securities and Exchange Commission, including those risks outlined in “ITEM 1A: Risk Factors” in Shire’s and Baxalta’s Annual Reports on Form 10-K for the year ended December 31, 2015.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

S11858 07/16

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